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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)      January 24, 1997


                                 DYNAMOTION/ATI CORP.
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             (Exact name of registrant as specified in its charter)


          New York                     0-19143               93-1192354
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(State or other jurisdiction         (Commission            (IRS Employer
     of incorporation)               File Number)        Identification No.)


1639 East Edinger Avenue, Santa Ana, California                 92705
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(Address of principal executive offices)                     (Zip Code)


Registrant's telephone number, including area code      (714) 541-4818
                                                   ----------------------------


                                Not Applicable
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         (Former name or former address, if changed since last report)





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         ITEM 5.   OTHER EVENTS

         As of January 24, 1997, Dynamotion/ATI Corp., a New York corporation ("Dynamotion"), Electro Scientific Industries, Inc., an Oregon corporation ("ESI"), Dynamotion Merger Corp., a New York corporation ("Merger Corp."), and certain key shareholders of Dynamotion entered into an Agreement of Reorganization and Merger (the "Merger Agreement") pursuant to which, among other things, Dynamotion will be merged with and into Merger Corp., a wholly-owned subsidiary of ESI formed for this purpose, with Merger Corp. continuing as the surviving corporation (the "Merger").

         The Merger Agreement provides that, as a precondition to the Merger, the shareholders of Dynamotion must approve the Merger and proposals to amend Dynamotion's current Certificate of Incorporation (the "Certificate") to provide that if the Merger occurs, immediately before the consummation of the Merger each share of the outstanding Class A Non-Cumulative Redeemable Convertible Preferred Shares of Dynamotion, par value $0.01 per share ("Class A Stock"), and Class B Cumulative Convertible Preferred Shares of Dynamotion, par value $0.01 per share ("Class B Stock"), will automatically convert into Common Shares of Dynamotion, par value $0.04 per share ("Dynamotion Common Stock"), and the right to receive certain cash payments and cash dividends, respectively, as specified in the Merger Agreement (the "Conversion Proposals"). Immediately before the Merger, Dynamotion's outstanding Class A Redeemable Common Stock Purchase Warrants ("Z Warrants") will be redeemed in accordance with their terms. The proposal to approve the Merger (the "Merger Proposal") and the Conversion Proposals will all be submitted to Dynamotion's shareholders at the special meeting of Dynamotion's shareholders (the "Special Meeting") to be held to consider and vote on the Merger Proposal and the Conversion Proposals.

         In the proposed Merger, the holders of outstanding shares of Dynamotion Common Stock (including the Common Stock issuable upon conversion of the Class A Stock and the Class B Stock pursuant to the Conversion Proposals) will be converted into and represent the right to receive shares of common stock, no par value, of ESI (the "ESI Common Stock") valued at $13,000,000, in accordance with the terms of the Merger Agreement. Cash in lieu of certain fractional shares will be paid to each former Dynamotion shareholder who would otherwise be entitled to receive a fractional share of ESI Common Stock after giving effect to the conversion of all of such shareholder's shares of Dynamotion Common Stock into ESI Common Stock pursuant to the Merger. Assuming the conversion of all outstanding shares of Class A Stock and Class B Stock into Dynamotion Common Stock pursuant to the Conversion Proposals, and assuming the issuance of 330,302 shares of Dynamotion Common Stock issuable upon exercise of an outstanding warrant, approximately 6,387,770 shares of Dynamotion Common Stock will be issued and outstanding at the time of the Merger. The actual number of shares of Dynamotion Common Stock outstanding on the day of the Merger may increase if any outstanding employee stock options or any outstanding warrants (other than the warrant referred to in the immediately preceding sentence) are exercised.

         Consummation of the proposed Merger is subject to the satisfaction of a number of conditions, including but not limited to the approval of the Merger Proposal and the Conversion Proposals by Dynamotion's shareholders at the Special Meeting. Two shareholders of Dynamotion who together may be deemed to be the beneficial owners of approximately 588,658 shares of Dynamotion Common Stock (including 330,302 shares of Dynamotion Common Stock issuable upon exercise of an


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outstanding warrant) and approximately 2,000,000 shares of Class B Stock have each separately agreed with ESI to vote such securities in favor of the Merger Proposal and Conversion Proposals in accordance with the terms of that certain Voting Agreement dated as of January 24, 1997 (the "Voting Agreement").

         The foregoing descriptions of the Merger Agreement and the Voting Agreement are qualified in their entirety by reference to the terms of the Merger Agreement and Voting Agreement, copies of which are attached as Exhibit
99.1 and Exhibit 99.2 hereto, respectively, and incorporated by reference.

         On January 17, 1997, Dynamotion was notified that the Dynamotion Common Stock, the Class A Stock and the Z Warrants had been delisted from the NASDAQ Small Capitalization Market System.

         Dynamotion expects to report a loss for the fourth quarter ended December 31, 1996 and for the 1996 fiscal year. On January 3, 1997, Dynamotion accepted a $500,000 cash payment as payment in full for a $800,000 promissory note issued in connection with Dynamotion's third quarter 1996 sale of the assets related to the ATI router product line.

         ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

         (c)     EXHIBITS

                 99.1 Agreement of Reorganization and Merger dated as of January 24, 1997, among Electro Scientific Industries, Inc., Dynamotion/ATI Corp., Dynamotion Merger Corp. and certain key shareholders of Dynamotion/ATI Corp.

                 99.2 Voting Agreement dated as of January 24, 1997, between Electro Scientific Industries, Inc., and certain shareholders of Dynamotion/ATI Corp.





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        DYNAMOTION/ATI CORP.



Date:  February 4, 1997                 By:/s/ JON R. HOPPER
                                           -------------------------------
                                           Jon R. Hopper
                                           Chairman, President and Chief
                                           Executive Officer















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                                 EXHIBIT INDEX



       EXHIBIT NUMBER                       DESCRIPTION
       --------------                       -----------

            99.1 Agreement of Reorganization and Merger dated as of January 24, 1997, among Electro Scientific Industries, Inc., Dynamotion/ATI Corp., Dynamotion Merger Corp. and certain key shareholders of Dynamotion/ATI Corp.

            99.2 Voting Agreement dated as of January 24, 1997, between Electro Scientific Industries, Inc., and certain shareholders of Dynamotion/ATI Corp.



















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